Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)
	Three Months Ended December			Year-to-Date December
	2020	2019	Change	2020	2019	Change
Income Account-
Retail Electric Revenues-
Fuel	$786	$784	$2	$3,087	$3,591	$(504)
Non-Fuel	2,354	2,164	190	10,556	10,493	63
Wholesale Electric Revenues	472	485	(13)	1,945	2,152	(207)
Other Electric Revenues	188	144	44	672	636	36
Natural Gas Revenues	1,072	1,131	(59)	3,434	3,792	(358)
Other Revenues	245	206	39	681	755	(74)
Total Revenues	5,117	4,914	203	20,375	21,419	(1,044)
Fuel and Purchased Power	965	977	(12)	3,766	4,438	(672)
Cost of Natural Gas	318	363	(45)	972	1,319	(347)
Cost of Other Sales	126	119	7	327	435	(108)
Non-Fuel O&M	1,628	1,726	(98)	5,413	5,624	(211)
Depreciation and Amortization	899	771	128	3,518	3,038	480
Taxes Other Than Income Taxes	302	299	3	1,234	1,230	4
Estimated Loss on Plant Vogtle Units 3 and 4	176	—	176	325	—	325
Impairment Charges	—	26	(26)	—	168	(168)
(Gain) Loss on Dispositions, net	(26)	(57)	31	(65)	(2,569)	2,504
Total Operating Expenses	4,388	4,224	164	15,490	13,683	1,807
Operating Income	729	690	39	4,885	7,736	(2,851)
Allowance for Equity Funds Used During Construction	43	32	11	149	128	21
Earnings from Equity Method Investments	48	42	6	153	162	(9)
Interest Expense, Net of Amounts Capitalized	478	442	36	1,821	1,736	85
Impairment of Leveraged Lease	52	—	52	206	—	206
Other Income (Expense), net	17	13	4	336	252	84
Income Taxes	(50)	(74)	24	393	1,798	(1,405)
Net Income	357	409	(52)	3,103	4,744	(1,641)
Less:
Dividends on Preferred Stock of Subsidiaries	4	5	(1)	15	15	—
Net Income (Loss) Attributable to Noncontrolling Interests	(34)	(36)	2	(31)	(10)	(21)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$387	$440	$(53)	$3,119	$4,739	$(1,620)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.